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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                February 13, 2001
                Date of Report (Date of earliest event reported)




                             U.S. Technologies Inc.
               (Exact name of Registrant as Specified in Charter)




          Delaware                 0-15960                        73-1284747
    (State or Other               (Commission                  (IRS Employer
    Jurisdiction of               File Number)            Identification No.)
      Incorporation)

           1130 Connecticut Ave., NW, Suite 700, Washington, DC 20036 (Address of principal executive offices including zip code)

                                 (202) 466-3100
              (Registrant's telephone number, including area code)


                                 Not applicable
             (Former name or address, if changed since last report)


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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS.

         On February 13, 2001, U.S. Technologies Inc. ("USXX" or the "Company") entered into a nonbinding letter of intent to acquire all of the issued and outstanding shares of capital stock of Yazam.com Inc., a privately-held company that provides seed-stage financing and business development services to emerging Internet and technology start-ups.

         The aggregate purchase price for Yazam will be approximately $22,000,000 in cash plus shares of a new series of convertible preferred stock of USXX, which would be convertible into approximately 27,000,000 shares of common stock of USXX. USXX also would issue to Yazam stockholders warrants to purchase an aggregate of approximately 8,000,000 shares of USXX common stock, which would be exercisable at an exercise price equal to the average closing price of USXX common stock for the twenty trading days immediately prior to the closing of the acquisition of Yazam (but not less than $0.25 per share). The issuance of shares of USXX common stock upon the exercise of such warrants or the conversion of the new series of convertible preferred stock would require the prior amendment of the Company's charter, as previously disclosed by the Company. Holders of such new USXX preferred stock series and warrants would be entitled to certain demand and piggyback registration rights.

         Yazam stockholders that receive shares of USXX preferred stock at closing would be entitled to vote their shares together with the holders of USXX common stock and USXX existing preferred stock. Holders of shares of such new USXX preferred stock also would have the right to appoint one director to the Board of Directors of USXX that is acceptable to USXX. The new series of USXX preferred stock also would be entitled to a liquidation preference of up to $6,000,000 prior to any distributions made to existing USXX common and preferred stockholders.

         Since its inception in July 1999, Yazam has raised approximately $75 million from various investment institutions and individuals. Yazam takes equity stakes in start-ups and lines them up with marketing, consulting, legal and technology assistance.

         Both companies' Boards of Directors have approved the letter of intent. However, the consummation of the transaction is subject to the negotiation and execution of definitive agreements acceptable to USXX, Yazam and Yazam's stockholders and the completion of satisfactory due diligence review by the parties. There can be no assurances that such conditions will be met or that the acquisition will be completed if a definitive agreement is executed. The parties intend to enter into definitive agreements and consummate the transaction as soon as practicable.


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         USXX' Board of Directors has authorized the sale through a private placement offering of up to $10,000,000 of a new series of mandatorily convertible preferred stock, which will be marketed only to existing USXX preferred stockholders and a limited number of other accredited investors. Such preferred stock will be convertible into common stock at a conversion rate equal to the quotient obtained by dividing the stated value of the preferred stock by the average of the closing prices of USXX common stock for the next three trading days, less a 25% discount. USXX expects to use the proceeds from such offering for working capital, to pay for costs associated with the acquisition of Yazam and to make additional investments, including investments in two of USXX' associated companies, Portris, Inc. and Promisemark.

         Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any capital stock, including without limitation, any securities or warrants that may be issued in connection with the Yazam transaction or any private placement of preferred stock of USXX. Such securities, if and when offered, will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. Investors are urged to read the relevant documents to be filed with the Securities and Exchange Commission, which will contain important information about the Yazam transaction if and when it occurs and any new securities that may be issued by USXX. Investors can obtain any document filed with the Commission for free at the Commission's website at http://www.sec.gov.

         This Report contains "forward looking statements" concerning prospective future events and results. Such prospective events include acquisitions and investments, and prospects for such acquisitions and investments. USXX cautions that actual developments and results may differ materially from its prospective future events. There can be no assurance that the conditions necessary to completing any prospective event will occur. Additional investments in the Company, or by the Company or an unrelated person in any of the Company's associated companies, provide no assurance that the Company or such associated company will succeed or that the Company's investments will be recovered or that the Company or any of its associated companies will be profitable. The Company's assets and operations, including results of operations, would be affected materially by either occurrence of any such event or the failure of any such event to occur, by the extent to which it and its associated companies continue to have access to financing sources on reasonable terms in order to pursue its and their business plans, by the success or failure of the business plans of its associated companies, by economic conditions generally and particularly in the developing technology market, by competition and technological changes in its and its associated companies' industries and businesses, and by the results of its and its associated companies' operations if and when operating.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    U.S. TECHNOLOGIES INC.



                                    By: /S/ Gregory Earls
                                       ----------------------------------------
                                       Gregory Earls
                                       Chairman and Chief Executive Officer



Dated: February 14, 2001
       Washington, DC


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